                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                               KMART CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                                               Kmart Corporation
--------------------------------------------------------------------------------
                                                   Notice of 2001 Annual Meeting
                                                                 of Stockholders
                                                             and Proxy Statement

                                                                   April 4, 2001

Dear Kmart Stockholder:

   It is my pleasure to invite you to join the Board of Directors and management of Kmart Corporation at the Detroit Opera House located at 1526 Broadway, Detroit, Michigan for the Annual Meeting of Stockholders on Tuesday, May 15, 2001 at 10:00 a.m.

   The Notice of Meeting, Proxy Statement and Proxy Card accompanying this letter describe in detail the matters to be acted upon at the meeting.

   Stockholder parking will be made available at no charge at parking structures in the vicinity of the Detroit Opera House. Directions to the Annual Meeting, as well as your admission ticket to the Meeting and parking voucher, are on the back cover of this Proxy Statement. Stockholders will need to present the parking voucher to obtain parking at no charge and the admission ticket to obtain admission to the Annual Meeting. If you plan to attend the Meeting, please check the appropriate box on the Proxy Card.

   For those stockholders of record with an e-mail account and access to the Internet, we encourage you to access http://www.eproxyvote.com/km to vote your shares via the Internet, and to access http://www.econsent.com/km to elect to receive future annual reports, proxy and other materials via the Internet. For stockholders who own their shares through a broker or other institution, check with your broker to see if you will be able to vote and receive future materials via the Internet. This electronic means of communication is quick and convenient and can result in substantial savings to your Company in terms of printing and distribution costs.

   It is important that your shares be represented at the Annual Meeting regardless of the number that you may hold. Whether or not you plan to attend the Meeting, please vote your shares either by returning the attached Proxy Card or voting by telephone or Internet as soon as possible. (See pages 1-2 of this Proxy Statement or the attached Proxy Card for instructions on voting by telephone or Internet.) This will not prevent you from voting your shares in person at the Meeting before voting closes, if you wish to do so.

   We hope that you will be able to attend the Meeting and look forward to seeing you on May 15.

                                          Sincerely,

                                          /S/ Charles C. Conaway

                                          Charles C. Conaway
                                          Chairman of the Board
                                          and Chief Executive Officer

                               Kmart Corporation

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 2001

TO THE STOCKHOLDERS OF
KMART CORPORATION

   The 2001 Annual Meeting of Stockholders of Kmart Corporation will be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan on Tuesday, May 15, 2001, beginning at 10 a.m. E.T., for the following purposes:

     1. To elect one Class I director for a term expiring in 2002, one Class II director for a term expiring in 2003 and four Class III directors for terms expiring in 2004 as set forth in the accompanying Proxy Statement.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the 2001 fiscal year.

     3. To act upon a stockholder proposal, if presented at the Meeting, as set forth in the accompanying Proxy Statement, requesting that the Company endorse the Coalition for Environmentally Responsible Economies (CERES) Principles.

     4. To act upon a stockholder proposal, if presented at the Meeting, as set forth in the accompanying Proxy Statement, concerning vendor standards.

     5. To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

   Stockholders of record of Kmart Common Stock at the close of business on March 16, 2001 are entitled to notice of and to vote at the Meeting or any adjournment of the Meeting.

                                          By order of the Board of Directors

                                          /S/ James E. Defebaugh IV

                                          James E. Defebaugh IV
                                          Vice President and Secretary

Troy, Michigan
April 4, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About the Meeting...................................................          1
 What is the purpose of the Annual Meeting?.........................          1
 Who is entitled to vote?...........................................          1
 What constitutes a quorum?.........................................          1
 How do I vote?.....................................................          1
 Can I vote by telephone or Internet?...............................          1
 Can I elect to receive future proxy and other materials via
  Internet?.........................................................          2
 Can I change my vote after I submit my proxy?......................          2
 Will my vote be kept confidential?.................................          2
 How do I vote my shares held in the Kmart Stock Direct Plan
  or in a Kmart employee stock plan?................................          2
 What are the Board's recommendations?..............................          3
 What vote is required to approve each item?........................          3
Stock Ownership.....................................................          4
 Who are the largest owners of the Company's Common Stock?..........          4
 How many shares of Common Stock do the Company's directors and
  executive officers own?...........................................          5
Proposal 1 -- Election of Directors.................................          6
 Director standing for election for a term expiring in 2002.........          6
 Director standing for election for a term expiring in 2003.........          6
 Directors standing for election for terms expiring in 2004.........          6
 Directors Continuing in Office.....................................          7
 How are directors compensated?.....................................          8
 How often did the Board meet during fiscal 2000?...................          8
 What are the standing Committees of the Board?.....................          8
 Board Committee Membership.........................................          9
 What are the functions of the standing Board Committees?...........          9
Audit Committee Report..............................................         10
Audit Fees..........................................................         10
Executive Compensation..............................................         11
 Compensation and Incentives Committee Report on Executive
  Compensation......................................................         11
  What is the Company's philosophy of executive compensation?.......         11
  How were the Company's executive officers compensated in fiscal
   2000?............................................................         11
   Base Salary......................................................         11
   Annual Incentive Bonus...........................................         12
   Stock Options and Other Equity Awards ...........................         12
  How was the Company's CEO compensated in fiscal 2000?.............         13
 Executive Compensation Summary Table...............................         14
 Option Grants in Fiscal Year 2000..................................         15
 Option Exercises and Values for Fiscal Year 2000...................         16
 Pension Plans......................................................         16
 Employment and Severance Arrangements..............................         16
Stock Performance Graph.............................................         18
 Comparison of Cumulative Total Return/January 1996 to January
  2001..............................................................         18
Proposal 2 -- Ratification of Appointment of Independent
 Accountants........................................................         18
Proposal 3 -- Stockholder Proposal..................................         19
Proposal 4 -- Stockholder Proposal..................................         20
Corporate Governance................................................         22
 Guidelines on Significant Corporate Governance Issues..............         22
  Selection and Composition of the Board............................         23
  Board Leadership..................................................         23
  Board Relationship to Senior Management...........................         25
  Meeting Procedures................................................         25
  Committee Matters.................................................         25
  Leadership Development............................................         26
Other Business/Future Stockholder Proposals.........................         27
Charter of the Audit Committee of the Board of Directors of Kmart
 Corporation........................................................ Appendix A
Admission Ticket/Parking Voucher.................................... Back Cover

                               Kmart Corporation
                           3100 West Big Beaver Road
                              Troy, Michigan 48084

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement contains information relating to the Annual Meeting of Stockholders of Kmart Corporation, a Michigan corporation, to be held on Tuesday, May 15, 2001, beginning at 10:00 a.m. E.T., at the Detroit Opera House, 1526 Broadway, Detroit, Michigan, and at any adjournment of the Meeting. The Proxy Statement and accompanying Proxy Card are first being mailed to stockholders on or about April 4, 2001.

                               ABOUT THE MEETING

What is the purpose of the Annual Meeting?

   At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the election of directors, the ratification of the Company's independent accountants and consideration of two stockholder proposals. In addition, the Company's management will report on the performance of the Company during fiscal 2000 and respond to questions from stockholders.

Who is entitled to vote?

   Only stockholders of record of the Company's Common Stock, par value $1.00, at the close of business on the record date, March 16, 2001, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Meeting or any adjournment of the Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

   The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Meeting to conduct its business. As of the record date, 487,226,130 shares of Common Stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of a quorum but will be disregarded in tabulating the vote on the election of directors and the other proposals.

How do I vote?

   If you are a registered stockholder (that is, if you hold your stock in your own name) or a participant in the Kmart Stock Direct Plan or in a Kmart employee stock plan, and you either complete and properly sign the accompanying Proxy Card and return it to the Company's stock transfer agent, Fleet National Bank, or vote via telephone or Internet as set forth in this Proxy Statement and on the Proxy Card, it will be voted as you direct. If you attend the Meeting, you may deliver your completed Proxy Card in person.

   If your shares are held in "street name" and you either complete and properly sign the Proxy Card provided to you by your broker or other nominee, or vote via telephone or Internet as permitted by your broker or nominee, the broker or nominee is required to vote your shares as you direct.

Can I vote by telephone or Internet?

   If you are a registered stockholder (that is, if you hold your stock in your own name) or a participant in the Kmart Stock Direct Plan or in a Kmart employee stock plan, you will save the Company expense by voting your shares over the telephone or Internet as follows:

  By telephone:
               If you have a touch-tone phone, call 1-877-PRX-VOTE (1-877-779-
               8683) toll free or call collect at 1-201-536-8073. You will be asked to enter the 14-digit Control Number located on your Proxy Card. Then follow the instructions.

  By Internet:
             If you have an e-mail account and Internet access, point your browser to http://www.eproxyvote.com/km. You will be asked to enter the 14-digit Control Number found either on your Proxy Card or electronic proxy notification. Then follow the instructions.

   If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

   This Proxy Statement and the 2000 Annual Report are also available via Internet at: http://www.kmart.com/corp under Investor Relations.

Can I elect to receive future proxy and other materials via Internet?

   You may elect to receive future proxy and other materials via Internet if you have an e-mail account and Internet access. This will reduce the Company's printing and postage expense. Simply access http://www.econsent.com/km and then follow the instructions. You will be asked to enter your Account Number, which appears on your Kmart Stock Direct statements and on your Proxy Card. Your consent will remain in effect unless it is withdrawn by contacting the stock transfer agent at: 1-800-336-6981; P.O. Box 8038, Boston, MA 02266-8038; or
http://www.equiserve.com.

Can I change my vote after I submit my Proxy?

   Yes. Even after you have submitted your Proxy, you may change your vote at any time prior to the close of voting at the Meeting by filing with the Secretary of the Company a notice of revocation or by submitting a duly executed Proxy bearing a later date or by voting by telephone or Internet on a later date.

Will my vote be kept confidential?

   The Company has adopted a policy providing for confidential voting. Stockholder votes will be tabulated by EquiServe Limited Partnership and, subject to certain limited exceptions including a contested proxy solicitation, how a particular stockholder votes will not be disclosed to the Company prior to the final tabulation of the vote.

How do I vote my shares held in the Kmart Stock Direct Plan or in a Kmart employee stock plan?

   Effective February 1, 2000, Kmart Stock Direct, the Company's direct stock purchase plan, replaced the Kmart Stock Purchase and Dividend Reinvestment Plan.

   If a stockholder is a participant in Kmart Stock Direct (the Stock Purchase
Plan), the Proxy Card will represent the number of full shares of Common Stock in the participant's Stock Purchase Plan account on the record date (as well as shares registered in the participant's name or held in a Kmart employee stock plan). If the Proxy Card is not signed and returned (or the shares are not voted either electronically or telephonically), the Stock Purchase Plan shares and the registered shares will not be voted.

   If a stockholder is a participant in the Kmart Retirement Savings Plan or Deferred Compensation and Restoration Plan (the Plan(s)), the Proxy Card will represent the number of full shares of Common Stock in the employee's Plan account(s) on the record date (as well as shares registered in the participant's name or held in the Stock Purchase Plan). The Proxy Card will serve as voting instructions to the trustees of the Plans. If the Proxy Card is not signed and returned (or the shares are not voted either electronically or telephonically), the Plan shares will be voted by each Plan trustee in the same proportion that it votes Plan shares for which it did receive timely voting instructions from other Plan participants.

What are the Board's recommendations?

   Unless you give other instructions either via your Proxy Card or your electronic vote, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  . for election of the nominated slate of directors (see pages 6-7)

  . for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants (see page 18)

  . against approval of the stockholder proposals (see pages 19-22).

   With respect to any other matter that properly comes before the Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

  . Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed Proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director(s) indicated, but will be counted for purposes of determining whether there is a quorum.

  . Ratification of Independent Accountants, Adoption of CERES Principles and
    Vendor Standards Proposals. The affirmative vote of a majority of the votes cast by stockholders represented in person or by proxy and entitled to vote on these proposals is required for approval. A properly executed Proxy marked "Abstain" with respect to any of these proposals will not be voted and will not be counted in determining the shares necessary for approval.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's Common Stock?

   The following table sets forth certain information as of December 31, 2000 (except for Robert P. Bermingham and Kenneth J. Abdalla, whose ownership information is as of January 12, 2001) concerning persons which, to the knowledge of the Company, own more than 5% of the outstanding Common Stock.

                                                                   Percent of
            Name and Address                             Shares   Common Stock
            ----------------                           ---------- -------------
Barrow, Hanley, Mewhinney & Strauss, Inc.............. 55,687,438     11.28%
 One McKinney Plaza
 3232 McKinney Avenue, 15th Floor
 Dallas, Texas 75204-2429(1)

Vanguard/Windsor Funds, Inc.--Windsor II Fund......... 39,811,200      8.29%
 Post Office Box 2600
 Valley Forge, Pennsylvania 19482-2600(2)

Dodge & Cox........................................... 44,245,760       9.2%
 One Sansome Street, 35th Floor
 San Francisco, California 94104(3)

Robert P. Bermingham.................................. 16,694,700       3.5%
 The Yucaipa Companies LLC
 9130 W. Sunset Boulevard
 Los Angeles, California 90069(4)

Kenneth J. Abdalla.................................... 12,256,000       2.5%
 11718 Barrington Court #625
 Los Angeles, California 90049(4)

--------
(1) Information obtained from Schedule 13G as of December 31, 2000 filed with the Securities and Exchange Commission ("SEC") by Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS"). BHMS is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares and has the sole power to vote or to direct the voting of 10,208,238 of the above shares and the shared power to vote or to direct the voting of 45,479,200 of the shares.
(2) Information obtained from Schedule 13G as of December 31, 2000 filed with the SEC by Vanguard/Windsor Funds, Inc. -- Windsor II Fund, which is a registered investment company with the sole power to dispose or to direct the disposition and to vote or to direct the voting of the above shares.
(3) Information obtained from Schedule 13G as of December 31, 2000 filed with the SEC by Dodge & Cox. Dodge & Cox is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares, has the sole power to vote or to direct the voting of 41,287,210 of the shares and has the shared power to vote or to direct the voting of 373,000 of the shares.
(4) Information obtained from Schedule 13D as of January 12, 2001 jointly filed with the SEC by U.S. Transportation, LLC, The Yucaipa Companies LLC and Ronald W. Burkle (the "Burkle-Affiliated Entities") and American Companies, LLC, Westgate Enterprises III, LLC and Kenneth J. Abdalla (the "Abdalla-Affiliated Entities"). The Burkle-Affiliated Entities and the Abdalla-Affiliated Entities may be deemed a group as defined under Rule 13d-5(b) of the Securities Exchange Act of 1934, however, the Burkle-Affiliated Entities and the Abdalla-Affiliated Entities do not affirm the existence of a group and each of them disclaims beneficial ownership of securities beneficially owned by the other. Each of the Burkle-Affiliated Entities has the shared power to dispose or to direct the disposition and to vote or to direct the voting of 16,694,700 shares. Each of the Abdalla-Affiliated Entities has the shared power to dispose or to direct the disposition of 2,500,000 of the shares and the shared power to vote or to direct the voting of 12,256,000 shares.

How many shares of Common Stock do the Company's directors and executive officers own?

   The following table shows the Common Stock ownership of the Company's directors, the named executive officers and all of the directors and executive officers of the Company as a group, in each case as of March 1, 2001.

                                                                     Percent of
Name                                                       Shares   Common Stock
----                                                     ---------- ------------
James B. Adamson(1)(2)..................................     46,704       *
Lilyan H. Affinito(1)(2)................................     54,806       *
Michael Bozic(2)(4).....................................    739,558       *
Joseph A. Califano, Jr.(1)(2)(3)........................     35,604       *
Richard G. Cline(1)(2)(4)...............................     59,742       *
Charles C. Conaway......................................    956,034       *
Willie D. Davis(2)......................................     23,578       *
Joseph P. Flannery(1)(2)................................     30,048       *
Andrew A. Giancamilli(2)(3).............................  1,435,005       *
Floyd Hall(2)...........................................  9,631,872     2.0%
Cecil B. Kearse(2)......................................    322,247       *
Robert D. Kennedy(1)(2)(3)..............................     44,288       *
J. Richard Munro(1)(2)..................................     39,260       *
Mark S. Schwartz........................................    108,125       *
Robin B. Smith(1)(2)(4).................................     30,728       *
Thomas T. Stallkamp(1)(2)...............................     16,101       *
Richard J. Statuto(4)...................................      1,500       *
James O. Welch, Jr.(1)(2)(4)(5).........................    230,760       *
Martin E. Welch III(2)(3)...............................    447,779       *
Directors and executive officers as a group
 (38 persons)(1)-(5).................................... 15,360,879     3.2%

--------
 * Except as noted, each director and executive officer owned less than 1% of the outstanding shares of Common Stock.
(1) Includes restricted Common Stock units accrued under the Directors Stock Plan as follows: Mr. Adamson -- 12,401 units; Ms. Affinito -- 11,946 units; Mr. Califano -- 10,625 units; Mr. Cline -- 13,317 units; Mr. Flannery -- 1,515 units; Mr. Kennedy -- 12,401 units; Mr. Munro -- 13,123 units; Ms. Smith -- 10,787 units; Mr. Stallkamp -- 4,567 units; and Mr. J. Welch -- 11,801 units.
(2) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 1, 2001 as follows: Mr. Adamson -- 7,200 shares; Ms. Affinito -- 7,200 shares; Mr. Bozic -- 553,100 shares; Mr. Califano -- 7,200 shares; Mr. Cline -- 12,200 shares; Mr. Davis -- 7,200 shares; Mr. Flannery -- 12,200 shares; Mr. Giancamilli -- 842,404 shares; Mr. Hall -- 7,983,385 shares; Mr. Kearse -- 262,694 shares; Mr. Kennedy -- 7,200 shares; Mr. Munro -- 7,200 shares; Ms. Smith -- 7,200 shares; Mr. Stallkamp -- 2,200 shares; Mr. J. Welch -- 7,200 shares; Mr. M. Welch -- 310,101 shares; and all directors and executive officers as a group -- 10,709,392 shares.
(3) Includes shares of Common Stock that can be acquired by conversion of Kmart Financing I Trust Convertible Preferred Stock as follows: Mr. Califano -- 1,333 shares; Mr. Giancamilli -- 333 shares; Mr. Kennedy -- 3,333 shares; Mr. M. Welch -- 3,986 shares; and all directors and executive officers as a group -- 9,318 shares.
(4) Mr. Bozic may be deemed to share voting and investment power as to 3,743,042 shares of Common Stock and 27,300 shares of Kmart Financing I Convertible Preferred Shares owned by Morgan Stanley Dean Witter Funds of which he is a director. Mr. Cline may be deemed to share voting and investment power as to 19,900 shares of Common Stock owned by one or more of the Northern Funds of which he is a trustee and as to 44,400 shares of Common Stock owned by one or more of the Northern Institutional Funds of which he is a trustee. Ms. Smith may be deemed to share voting and investment power as to 126,557 shares of Common Stock owned by one or more of the Prudential Investments mutual funds of which she is a trustee. Mr. Statuto may be deemed to share voting and investment power as to 57,200 shares of Common Stock owned by CHRISTUS Health of which he is Vice Chairman. Mr. J. Welch may be deemed to share voting and investment power as to 54,329,663 shares of Common Stock and 20,000,000 shares of Kmart Financing I Convertible Preferred Shares owned by one or more of the Vanguard Group of Investment Companies of which he is a director. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 73,681,641 shares of Common Stock, or 15.1% of the Common Stock outstanding as of March 1, 2001, including 0.92% for Mr. Bozic, 0.025% for Mr. Cline, 0.032% for Ms. Smith, 0.012% for Mr. Statuto and 11.2% for Mr. J. Welch. Ms. Smith and Messrs. Bozic, Cline, Davis, Statuto and J. Welch each disclaim beneficial ownership of such shares.
(5) Includes 165,940 shares of Common Stock held by trusts of which Mr. J.
    Welch and/or his wife is a co-trustee.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

   The Company's Articles of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at 10, as of May 15, 2001. The Articles and By-Laws further provide that directors shall be divided into three classes (Class I, Class II and Class
III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

Director standing for election for a term expiring in 2002

   The Board of Directors has appointed Mr. Conaway as a Class I director. Mr. Conaway was appointed to fill the vacancy created by the resignation of Floyd Hall in 2000. In accordance with the recommendation of its Committee on Directors and Corporate Governance and in accordance with the Articles and By-Laws, the Board has nominated Mr. Conaway for election as a Class I director for a term expiring at the 2002 Annual Meeting and until his successor is elected and qualified.

Class I Director. The following Class I Director is standing for election:

CHARLES C. CONAWAY, 40

Chairman of the Board and Chief Executive Officer. Previously served as President, as Chief Operating Officer, as Executive Vice President and Chief Financial Officer of CVS Corporation and as Executive Vice President and Chief Financial Officer of Melville Corporation. Has served as a director of Kmart Corporation since 2000.

Director standing for election for a term expiring in 2003

   The Board of Directors has, effective April 17, 2001, appointed Richard J. Statuto as a Class II director. Mr. Statuto was appointed on March 20, 2001 in anticipation of vacancies created by the retirement of Joseph A. Califano, Jr.,
J. Richard Munro and James O. Welch, Jr. as of the 2001 Annual Meeting. In accordance with the recommendation of its Committee on Directors and Corporate Governance and in accordance with the Articles and By-Laws, the Board has nominated Mr. Statuto for election as a Class II director for a term expiring at the 2003 Annual Meeting and until his successor is elected and qualified.

Class II Director. The following Class II Director is standing for election:

RICHARD J. STATUTO, 43

President and Chief Executive Officer of St. Joseph Health Systems (provider of hospital, physician, homecare, wellness and insurance services). Previously served as Chief Operating Officer and Vice President of Marketing and Planning of St. Joseph Health Systems. Also Vice Chairman of CHRISTUS Health. Has served as a director of Kmart Corporation since 2001.

Directors standing for election for terms expiring in 2004

   In accordance with the recommendation of its Committee on Directors and Corporate Governance, the Board has nominated Ms. Affinito and Messrs. Cline, Davis and Flannery for election as Class III directors for terms expiring at the 2004 Annual Meeting and until their successors are elected and qualified. All of the nominees are presently directors of the Company whose terms expire at the 2001 Annual Meeting.

Class III Directors. The following Class III directors are standing for election:

LILYAN H. AFFINITO, 69

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc. and KeySpan Corporation. Has served as a director of Kmart Corporation since 1990.

RICHARD G. CLINE, 66

Chairman, Hawthorne Investors, Inc. (management advisory services and private investments). Previously served as Chairman and Chief Executive Officer and as Chairman, President and Chief Executive Officer of Nicor, Inc. (natural gas distribution and containerized shipping) and as Chairman, Hussmann International, Inc. (refrigerated merchandising equipment and refrigeration). Director of Ryerson Tull, Inc. and Whitman Corporation. Trustee of Northern Funds and Northern Institutional Funds. Has served as a director of Kmart Corporation since 1995.

WILLIE D. DAVIS, 66

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, Bassett Furniture Industries, Incorporated, Checkers, Inc., The Dow Chemical Company, Johnson Controls, Inc., MGM Mirage, Inc., MGM, Inc., Sara Lee Corporation, Strong Funds and Wisconsin Energy Corporation. Has served as a director of Kmart Corporation since 1986.

JOSEPH P. FLANNERY, 69

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of ArvinMeritor, Inc., Ingersoll Rand Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MR. CONAWAY AS A CLASS I DIRECTOR, MR. STATUTO AS A CLASS II DIRECTOR AND MS. AFFINITO AND MESSRS. CLINE, DAVIS AND FLANNERY AS CLASS III DIRECTORS.

Directors Continuing in Office

Class I Directors. The following Class I directors' terms expire at the 2002 annual meeting. Messrs. Adamson and Kennedy were elected at the Company's 1999 Annual Meeting

JAMES B. ADAMSON, 53

Chairman, Advantica Restaurant Group (formerly Flagstar Corporation) (food services and restaurant franchises). Previously served as Chief Executive Officer and President, Denny's, Inc. and as Chief Executive Officer, as Chief Operating Officer and as Retail President of Burger King Corporation. Has served as a director of Kmart Corporation since 1996.

ROBERT D. KENNEDY, 68

Former Chairman and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Chase Industries, Inc., International Paper, Inc. and Sunoco, Inc. Has served as a director of Kmart Corporation since 1996.

Class II Directors. The following Class II directors' terms expire at the 2003 Annual Meeting. Ms. Smith and Mr. Stallkamp were elected at the Company's 2000 Annual Meeting.

ROBIN B. SMITH, 61

Chairman and Chief Executive Officer of Publishers Clearing House (distribution of publications). Previously served as President and Chief Executive Officer of Publishers Clearing House. Director of BellSouth Corp., Springs Industries, Inc. and Texaco, Inc. Trustee of Prudential Investments mutual funds. Has served as a director of Kmart Corporation since 1996.

THOMAS T. STALLKAMP, 54

Vice Chairman and Chief Executive Officer, MSX International (provider of technology based business systems and services). Previously served as Vice Chairman and as President of DaimlerChrysler Corporation and as President of Chrysler Corporation. Director of Baxter International, Inc. Has served as a director of Kmart Corporation since 1999.

How are directors compensated?

   Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. Fifty percent (and at the election of the director, up to 100%) of the annual retainer is paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan. In addition, under the Directors Stock Plan, restricted stock units, which are distributed as shares of Common Stock upon termination of Board service, are accrued for a period of time equal to the director's Board service, but no more than ten years, in an amount equal to 50% of the annual retainer, plus, for Committee chairpersons, an amount equal to 10% of the annual retainer.

   Under the Company's Deferred Compensation Plan for Non-Employee Directors and the Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5%, and deferred shares of Common Stock are credited with an amount equal to any dividends payable on such shares, which are converted on a quarterly basis to additional shares.

   In addition, on January 27, 2000, each of the Company's non-employee directors received an option grant pursuant to the Directors Stock Plan which entitles them to purchase 6,600 shares of Common Stock. This option vests in three equal installments on each of the first three anniversaries of the date of grant and has a per share exercise price of $8.84.

   Effective January 1, 1996, benefits under the Company's Directors Retirement Plan were terminated with respect to new directors and the accrual of future benefits for existing directors was terminated. Non-employee directors who served on the Board prior to December 31, 1995 and who serve at least five years are entitled to benefits under the Plan. Upon retirement from the Board, such directors will receive an annual benefit equal to the annual retainer at the time of retirement for a period equal to the director's accrued years under the frozen Plan, not to exceed ten years. Ms. Affinito and Messrs. Davis and Flannery have vested benefits under the frozen Directors Retirement Plan.

   Directors who are employees of the Company or its subsidiaries do not receive the above compensation or benefits.

How often did the Board meet during fiscal 2000?

   The Board of Directors met 12 times during fiscal 2000. Except for Mr. Stallkamp, who attended 71% of the Board and Committee meetings, each director attended at least 83% of the Board and Committee meetings held while he or she served as a director or member of a Committee.

What are the standing Committees of the Board?

   The Board of Directors has the following standing Committees: Audit, Executive, Compensation and Incentives, Finance and Committee on Directors and Corporate Governance. Except for the Executive Committee, the Committees are comprised solely of non-employee directors.

                           BOARD COMMITTEE MEMBERSHIP

                                                                      Committee
                                                                          on
                                     Compensation                     Directors
                                         and                             and
                             Audit    Incentives  Executive  Finance  Corporate
Name                       Committee  Committee   Committee Committee Governance
----                       --------- ------------ --------- --------- ----------
James B. Adamson..........      *                                x
Lilyan H. Affinito........      x                      x                   x
Joseph A. Califano........                                       x
Richard G. Cline..........                 x           x                   x
Charles C. Conaway........                             *
Willie D. Davis...........                 x                               x
Joseph P. Flannery........                             x         x         x
Robert D. Kennedy.........                 *
J. Richard Munro..........      x                      x         x         x
Robin B. Smith............      x                                          *
Thomas T. Stallkamp.......                                       *
Richard J. Statuto(1).....      x                                x
James O. Welch, Jr........                 x

--------
x  Member
*  Chairperson
(1) Board and Board Committee membership effective as of April 17, 2001.

What are the functions of the standing Board Committees?

   Audit Committee. Recommends to the Board the selection of independent accountants; approves the nature and scope of services performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews results of their audits and key accounting and/or reporting matters; reviews the Company's internal audit, accounting and financial controls; and provides assistance to the Board with respect to corporate and reporting practices of the Company. The duties and responsibilities of the Committee are more fully described in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement. In fiscal 2000, the Audit Committee met 5 times.

   Compensation and Incentives Committee. Determines the nature and amount of compensation of the executive officers of the Company and its subsidiaries; and administers the Company's Annual Incentive Bonus Plan, Management Deferred Compensation and Restoration Plan, Non-Employee Directors Deferred Compensation Plan and executive and non-employee director stock plans. The Committee is assisted as needed by an independent compensation consultant which reports directly to the Committee. In fiscal 2000, the Compensation and Incentives Committee met 16 times.

   Executive Committee. Exercises the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as are provided by law or by resolution of the Board. The Executive Committee did not meet in fiscal 2000.

   Finance Committee. Reviews and oversees corporate operating and financial policies, procedures and plans; makes recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investments of funds; and reviews and oversees the Employee Pension Plan and Pension Fund and the Retirement Savings Plan/Profit Sharing Program and Funds. In fiscal 2000, the Finance Committee met 5 times.

   Committee on Directors and Corporate Governance. Recommends to the Board nominees for election as directors. In performing this function, the Committee considers nominees recommended by stockholders. Such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee to serve, if elected. In addition, the By-Laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-Laws generally require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders meeting at which the directors are to be elected: 90 days in advance of an annual meeting; and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation. In fiscal 2000, the Committee on Directors and Corporate Governance met 5 times.

                             AUDIT COMMITTEE REPORT

   The Audit Committee is comprised of four outside directors, all of whom are independent under the rules of the New York Stock Exchange. In fiscal 2000, the Board of Directors approved and adopted a written charter, which sets forth the Audit Committee's duties and responsibilities and reflects new SEC regulations and New York Stock Exchange rules. A copy of the charter is attached as Appendix A to this Proxy Statement.

   The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended January 31, 2001 with management and with the Company's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

   Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001 for filing with the SEC.

                                          Audit Committee

                                          J. B. Adamson, Chairperson
                                          L. H. Affinito
                                          J. R. Munro
                                          R. B. Smith

   The Audit Committee Report in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference.

                                   AUDIT FEES

   The aggregate fees billed or expected to be billed to the Company for the fiscal year ended January 31, 2001 by the Company's principal accounting firm, PricewaterhouseCoopers LLP, are as follows:

      Audit Fees................................................... $ 1,125,000
      Financial Information Systems Design and Implementation
       Fees........................................................   8,355,000
      All Other Fees...............................................   3,318,000
                                                                    -----------
          Total.................................................... $12,798,000
                                                                    ===========

                             EXECUTIVE COMPENSATION

Compensation And Incentives Committee Report On Executive Compensation

   The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is comprised of four independent, non-employee directors.

What is the Company's philosophy of executive compensation?

   The Company's 2000 Compensation Program for executives consisted of the following key elements:

  . Base salary

  . Performance-based annual incentive bonus

  . Grants of stock options and restricted stock

   The primary goal of the program is to assure that the compensation provided to the Company's executives is tied to the Company's business strategies and objectives, thereby aligning the financial interests of senior executives with those of stockholders. Other objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to obtain optimum performance for the Company, to link executive and stockholder interests through equity based plans and to provide compensation that recognizes individual contributions as well as overall business results.

   On a regular and recurring basis, the Committee conducts a review of the Company's executive compensation program, assisted as needed by an independent compensation consultant, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

   The Committee's policy with respect to each of the components of the Company's executive compensation program is discussed below. Through these programs, a significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders.

   The Committee intends to maximize the performance-based components of compensation paid to executive officers. However, the Committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction under federal tax law may be a necessary and desirable trade-off in certain circumstances.

How were the Company's executive officers compensated in fiscal 2000?

 Base Salary

   Base salaries for the Company's executive officers are based on a structure of graduated salary levels that are established by reference to several commercially available executive compensation surveys in which the Company and other major U.S. retailers participate. The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goals for executive officers were targeted at the median salary for comparable positions within the companies participating in the surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers). Any annual salary adjustment, within each applicable position/salary grade, is determined based on the performance of the individual (including the achievement of annual objectives). The retail companies included in the surveys represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index contained in the Company's stock performance graph. The Committee believes that the means by which comparative salary levels are determined is appropriate since they enable the Company's executive salary structure to reflect the practices of other retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

 Annual Incentive Bonus

   In 2000, executive officers had an opportunity to earn annual incentive bonuses based on performance against Company and business unit goals approved by the Committee. Generally, the bonus levels for executive officers were targeted at the median bonus levels for competitive positions within the companies participating in the surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers). Bonuses awarded to executive officers with respect to fiscal year 2000 reflect the Committee's, or in the case of Mr. Conaway, the Board of Director's, decision to award such bonuses based primarily upon individual achievement, rather than the achievement of performance goals under the Company's annual bonus plans.

 Stock Options and Other Equity Awards

   The Company's long-term incentive compensation for executive officers and other key executives consisted of grants of stock options and restricted stock under the 1997 Long-Term Equity Compensation Plan. This plan was approved by stockholders.

   The Company's stock option plans also enable executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and create a direct link between executive compensation and stockholder return. Under the 1997 Long-Term Equity Compensation Plan, options for Common Stock were granted in 2000 to more than 3,100 executives.

   Generally, the 2000 stock option grants for executive officers, other than the CEO, were developed using industry accepted stock option valuation and pricing models. Grants generally ranged from 50% to 235% of the applicable salary range midpoint depending on position and salary grade, and were targeted at the 75th percentile of grant levels for comparable positions at the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise, a specific competitive offer was met or the Committee determined otherwise based on its own assessment of the situation).

   Stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant, will expire after ten years and will generally vest over a two or three year period.

   During fiscal year 2000, the Company also entered into special retention and incentive agreements with certain of its executive officers, including Messrs. Schwartz and Kearse, pursuant to the Company's Executive Leadership Team Program (the "ELT Program"). Each of the executive officers who participated in the ELT Program received a retention payment which generally must be returned to the Company in the event that the executive's employment with the Company is terminated prior to January 31, 2004. In addition, the participating executives received a grant of restricted stock. The restricted stock grant generally vests on January 31, 2005. In addition, upon the achievement of specified performance goals, the executives may earn additional restricted stock grants. In exchange for the cash award and restricted stock grants, the executives entered into a confidentiality, cooperation, non-disparagement, non-competition and non-solicitation agreement with the Company.

   During fiscal 2000, the Company also granted restricted stock to certain executive officers, primarily to officers at the level of senior vice president or above. These grants typically vest completely in three to five years following the date of the grant, based upon the recipient's continued service with the Company.

   The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. The Management Stock Purchase Plan provides for the use of any annual incentive bonus earned by executive officers and other executive participants under the Annual Incentive Bonus Plan, which was approved by stockholders, to be used to purchase shares of Common Stock at an effective 20% discount, with such shares to be restricted from sale or transfer for a period of three years.

How was the Company's CEO compensated in fiscal 2000?

   Mr. Conaway's fiscal year 2000 cash compensation included his base salary (paid at the annual rate of $1,400,000) and an annual cash bonus opportunity of 125% of his annual base salary. Mr. Conaway's salary approximated the median salary of chief executive officers in the above-described executive compensation surveys. Mr. Conaway also received stock option grants, restricted stock grants and stock grants pursuant to his employment agreement, which is described on pages 16-17 hereof. Mr. Conaway's bonus award with respect to the Company's 2000 fiscal year was $1,750,000 and was awarded in accordance with the provisions of Mr. Conaway's employment agreement.

                                          Compensation and Incentives
                                           Committee

                                          R. D. Kennedy, Chairperson
                                          R. G. Cline
                                          W. D. Davis
                                          J. O. Welch, Jr.

   The Compensation and Incentives Committee Report and the performance graph included elsewhere in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference.

Executive Compensation Summary Table

   The following tables set forth information concerning total compensation paid to the two individuals who served as the Company's Chief Executive Officer during fiscal 2000 and the four other most highly compensated executive officers of the Company who served in such capacities as of January 31, 2001 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years, if applicable. Pursuant to the Securities and Exchange Commission rules, the tables also set forth information concerning the compensation of a former executive officer of the Company who is also deemed by SEC rules to be a named executive officer for the following disclosure.

                                                                          Long-Term
                                    Annual Compensation                 Compensation
                         ------------------------------------------ ---------------------
                                                                    Securities Restricted
   Name and Principal                                Other Annual   Underlying   Stock       All Other
        Position         Year Salary(1)   Bonus(2)  Compensation(3) Options(4) Awards(5)  Compensation(6)
   ------------------    ---- ---------- ---------- --------------- ---------- ---------- ---------------
C. Conaway.............. 2000 $  943,056 $8,087,890    $446,913     4,000,000  $4,692,950           --
 Chairman of the Board
 and Chief Executive
 Officer
A. Giancamilli.......... 2000    756,250         --      24,797       630,000   2,999,850   $   66,047
 Former President and    1999    687,500    500,000          --       200,000          --       54,942
 Chief Operating Officer 1998    650,000    523,400          --       150,000     814,000       41,466
M. Schwartz(7).......... 2000    243,182  1,783,196     272,358       225,000     518,250    1,026,679
 President and Chief
 Operating Officer

C. Kearse............... 2000    422,250    125,000          --       219,900     229,140    1,063,244
 Executive Vice          1999    360,000    262,210          --        80,000      56,958       25,651
 President,              1998    335,000    227,800          --        60,000      25,118       15,944
 Merchandising
M. Welch III ........... 2000    430,425    100,000          --       159,900     598,500       39,200
 Executive Vice          1999    412,700    206,449          --        70,200      56,993       32,407
 President and Chief     1998    400,700    228,000          --        60,000     151,248       26,894
 Financial Officer
F. Hall................. 2000    518,909    486,500     234,807       820,000   1,422,750    2,489,649
 Former Chairman of the  1999  1,375,000  1,305,800     270,539       500,000     861,875      625,291
 Board, President and    1998  1,300,000  1,379,000     259,127     1,313,385   1,638,000      417,373
 Chief Executive Officer
M. Bozic................ 2000    500,000         --          --       253,100     813,000      221,071
 Former Vice Chairman    1999    637,500    385,000      91,015       100,000          --       12,120
                         1998    130,000     60,000      60,715       200,000   1,131,750           --

--------
(1) At the election of the officers, up to 100% of salary may be deferred pursuant to the Company's Management Deferred Compensation and Restoration Plan.
(2) Mr. Conaway's 2000 bonus consists of a $2,500,000 signing bonus, a guaranteed annual bonus of $1,750,000 and $3,837,890 in cash and stock sign-on bonuses, all of which are pursuant to his employment agreement. Mr. Schwartz's bonus is pursuant to an agreement entered into in connection with his employment with the Company. Mr. Hall's bonus was paid pursuant to an agreement entered into in connection with his retirement from the Company.
(3) The dollar amounts under "Other Annual Compensation" include: Reimbursement of Housing and Temporary Living Costs -- Mr. Conaway -- $414,076 (2000); Mr. Schwartz -- $232,459 (2000); Mr. Hall -- $159,521 (2000), $185,242
    (1999), $159,988 (1998); Mr. Bozic -- $89,863 (1999), $60,715 (1998); Non-
    Business Use of Company Plane -- Mr. Conaway -- $24,337 (2000); Mr. Giancamilli -- $24,047 (2000), $19,271 (1999), $7,238 (1998); Mr. Schwartz
    -- $39,899 (2000); Mr. Hall -- $75,286 (2000), $68,528 (1999), $80,087
    (1998); Mr. Bozic -- $1,152 (1999).

(4) The stock options (other than the grant to Mr. Conaway) were granted under the 1997 Long-Term Equity Compensation Plan.
(5) As of January 31, 2001, the number and value of all restricted stock held by the named executive officers were as follows: Mr. Conaway -- 615,000/$5,381,250; Mr. Giancamilli -- 493,122/$4,314,818; Mr. Schwartz --
    75,000/$656,250; Mr. Kearse -- 45,552/$398,580; and Mr. M. Welch --
    105,759/$925,391.
(6) The dollar amounts for fiscal year 2000 set forth under "All Other Compensation" include: Value of Life Insurance Premiums -- Mr. Giancamilli -- $2,422; Mr. Kearse -- $1,529; Mr. M. Welch -- $1,671; Mr. Hall --
    $11,532; Mr. Bozic -- $3,617; Company Contributions to Retirement Savings Plan and/or Management Deferred Compensation and Restoration Plan -- Mr. Giancamilli -- $63,625; Mr. Kearse -- $35,036; Mr. M. Welch -- $37,529; Mr.
    Hall -- $385,354; Mr. Bozic -- $48,704; Retention Bonus -- Mr. Schwartz -- $1,026,679; Mr. Kearse -- $1,026,679; Consulting Fees -- Mr. Hall --
    $1,885,000; Interest on Mandatorily Deferred Compensation -- Mr. Hall -- $116,402; Above Market Interest on Mandatorily Deferred Compensation -- Mr. Hall -- $91,361.
(7) Assumed his current position effective as of March 14, 2001. Prior thereto he was Executive Vice President, Store Operations.

Option Grants in Fiscal Year 2000


                                            % of Total
                         Number of Options  Options to
                         Granted in Fiscal Employees in Exercise Expiration Hypothetical
Name                           2000        Fiscal 2000  Price(1)   Date(2)   Value(3)
----                     ----------------- ------------ -------- ---------- ------------
C. Conaway..............     4,000,000        18.02%     $7.63   5/31/2010  $15,185,680
A. Giancamilli..........       330,000         1.49       8.84   1/28/2010    1,454,835
A. Giancamilli..........       300,000         1.35       6.84   7/26/2010    1,009,895
M. Schwartz.............       225,000         1.01       6.91   9/07/2010      764,996
C. Kearse...............       109,000         0.49       8.84   1/28/2010      480,536
C. Kearse...............       110,000         0.50       6.84   7/26/2010      370,295
M. Welch III............       109,900         0.50       8.84   1/28/2010      484,504
M. Welch III............        50,000         0.23       7.06   8/20/2010      174,475
F. Hall.................       820,000         3.69       8.84   1/28/2010    3,615,045
M. Bozic................       253,100         1.14       8.84   1/28/2010    1,115,814

--------
(1) All options were granted at a price equal to 100% of the market value of the Common Stock on the applicable date of grant. The exercise price may be paid in cash, already owned shares or a combination of both.
(2) Options have ten year terms and will become exercisable in three equal annual installments commencing one year from date of grant, other than the options granted to Messrs. Giancamilli and Kearse with an exercise price of $6.84, which will become fully exercisable commencing two years from date of grant.
(3) This column represents the estimated present value of the options granted during fiscal 2000 on the date of grant using the Black-Scholes option pricing model based upon the following assumptions: an estimated time until exercise of 5 years; a 5-year stock price volatility rate of .466015 for options granted on January 27, 2000, .4678805 for options granted on May 30, 2000 and July 25, 2000, and .4728046 for options granted on August 19, 2000 and September 6, 2000; risk-free interest rates of 6.67%, 6.52%, 6.16%, 6.09% and 5.94% for options granted on January 27, 2000, May 30, 2000, July 25, 2000, August 19, 2000 and September 6, 2000, respectively; a dividend yield of 0.00%; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on the assumptions described above.

Option Exercises and Values for Fiscal Year 2000

   The table below shows the value at January 31, 2001 of options held by each of the named executive officers. None of the named executives officers exercised stock options during fiscal year 2000:

                                                      Value of Unexercised
                         Number of Unexercised        In-the-Money Options
                           Options at 1/31/01              at 1/31/01
Name                   Exercisable/Nonexercisable Exercisable/Nonexercisable(1)
----                   -------------------------- -----------------------------
C. Conaway............        0/4,000,000               $     0/4,880,000
A. Giancamilli........     725,738/1,118,333             83,727/573,000
M. Schwartz...........         0/225,000                    0/414,000
C. Kearse.............      216,694/290,098              44,862/210,100
M. Welch III..........      250,034/277,566               90,500/84,500
F. Hall...............        7,983,385/0                   73,800/0
M. Bozic..............         553,100/0                    22,779/0

--------
(1)  Option value based on a per share value of $8.75.

Pension Plans

   The accrual of benefits under the Company's tax-qualified Employee Pension Plan and Supplemental Pension Benefit Plan was frozen as of January 31, 1996. Therefore, service after January 31, 1996 is not recognized for benefit accumulation purposes, but is recognized for vesting purposes. The Company's Supplemental Pension Benefit Plan provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation. Of the named executive officers, only Mr. Kearse is eligible to receive benefits under the Company's frozen Employee Pension and Supplemental Pension Benefit Plans. Mr. Kearse has 26 years of service under the Plans after age 21. His estimated accrued benefit under the combined Plans and under the "final average compensation formula" is $2,063.32 per month at age 65. This amount is based on the pension being paid during his lifetime and would be reduced on an actuarial equivalent basis in the event of a survivor benefit or optional form of payment. The "final average compensation formula" is 1.50% of the average of the officer's best five compensation years prior to January 31, 1996 multiplied by years of service after age 21 and prior to January 31, 1996 up to 35 years minus 2% of the applicable Social Security benefit for each year of service up to 30 years.

   The Company has also adopted a Supplemental Executive Retirement Plan for the purpose of providing income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans and such other factors as the Board may deem relevant.

Employment and Severance Arrangements

   The Company has entered into an employment agreement with Mr. Conaway. Mr. Conaway's agreement, which has a term ending on May 30, 2005 (subject to automatic annual one-year extensions, commencing on May 20, 2004), provides for an annual salary of at least $1.4 million and an annual on-plan incentive bonus opportunity of at least 125% of his then-current annual salary based on the attainment of performance goals. In addition, Mr. Conaway's 2000 annual bonus was guaranteed at the level of $1,750,000. Mr. Conaway was granted an option to acquire 1,500,000 shares of the Company's Common Stock, as well as an option to acquire 250,000 shares of the common stock of BlueLight.com, Inc., in each case with a per share exercise price equal to the fair market value of such shares on the date of grant. Mr. Conaway is also eligible for additional option grants during the term of his employment with a target value equal to 400% of his base salary, such grants to be made based upon the achievement of performance goals established by the Committee. Mr. Conaway was also granted 200,000 unrestricted shares of the Company's Common Stock as a sign-on bonus. In order to compensate Mr. Conaway for compensation opportunities with his former employer he had to forego in order to accept employment with the Company, he will be paid an aggregate of $10,000,000 in cash and $5,000,000 in shares (both payable in installments over the first five years of his employment with the Company), and has been awarded a stock grant of 303,000 unrestricted shares of Company Common Stock, an option to acquire 2,500,000 shares of Company Common Stock (vesting over four years), and 615,000 restricted shares of Company Common Stock.

   If Mr. Conaway's employment is terminated by the Company during the term of the agreement other than for cause or disability or if he terminates for good reason, he will be entitled to receive monthly severance payments equal to his monthly base salary at the time of termination, plus 1/12th of the annual on-plan bonus for the year in which termination occurred (the "severance payments"). The severance payments will be made during a severance period of 36 months. If his employment is terminated without cause and within two years of a change in control of the Company, he would be entitled to receive a lump sum payment equal to the severance payments. Payments to Mr. Conaway will be "grossed-up" to compensate for the imposition of any golden parachute excise taxes thereon.

   A standard severance agreement has been entered into with the other named current executive officers which provide that, if the executive's employment is terminated by the Company, other than for cause or disability, or if the executive officer terminates employment for good reason, he will be entitled to receive severance payments in monthly installments during a two year severance period following termination equal to the executive's monthly base salary at the time of termination, plus, in some cases, 1/12th of the annual on-plan bonus targeted for the year in which termination occurred, which payments will be reduced by the amount of compensation received from other employment. In the event of termination for cause or disability, the executive officer would not receive any severance payments under the agreement.

   Each of Messrs. Schwartz, Kearse and M. Welch are also eligible for benefits under the Company's Amended and Restated Special Severance Plan. The Special Severance Plan generally provides for the payment of benefits to the executive in the event that his employment with the Company is terminated by the Company within two years following the occurrence of a "change in control" (as defined in the Special Severance Plan). In the event of such a termination of employment, the executive will be entitled to a payment equal to three times his annual base salary and annual target bonus and a payment sufficient to allow the executive to purchase life and health insurance coverage for 24 months at a level substantially similar to that provided by the Company. The executive will also be eligible to receive an additional payment in respect of pension benefits which he otherwise would have been eligible to earn. The executive will be entitled to an additional payment such that, following the receipt of such additional payment, the executive will retain the amount of such payments which he would have received had no taxes been imposed. In order to be eligible for the benefits provided under the Special Severance Plan, the executive must waive any severance rights which he may have under any separate severance arrangement with the Company.

   In June 2000, Mr. Hall retired as an officer and director of the Company. In connection with his retirement, Mr. Hall entered into an agreement with the Company, which provided, among other things, that upon his retirement, the restrictions on 275,000 shares of restricted stock and restricted stock units would lapse and 2,257,795 stock options would vest and all outstanding options would remain outstanding through their applicable terms. In addition, in connection with Mr. Hall's retirement, he was paid (i) $486,500, (which represents a pro rata portion of his on-plan target bonus for the year of his retirement) and (ii) $5,717,367 (which represents principal and interest on certain deferred compensation previously earned by Mr. Hall during his employment with the Company). Mr. Hall also entered into a consulting agreement with the Company which has a term running through June 4, 2001 and provides that the Company pay Mr. Hall a monthly consulting fee of $235,625 in exchange for his services thereunder.

   In October 2000, Mr. Bozic retired from his employment with the Company. In connection with his retirement, Mr. Bozic entered into an agreement with the Company, which provided, among other things, that upon his retirement, the restrictions on his restricted stock would lapse and his stock options would vest and remain outstanding through their applicable term. In addition, pursuant to his employment agreement, Mr. Bozic became entitled to severance payments equal to his monthly base salary and a 1/12th portion of his annual bonus for 24 months following his retirement.

Stock Performance Graph

      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1996 TO JANUARY 2001
                           TOTAL STOCKHOLDER RETURN

  Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the 5-year period commencing January 31, 1996.


                            Date
                           Period
                          January  January  January  January  January  January
Company/Index              1996      1997     1998    1999     2000     2001
-------------             -------  -------  -------  -------  -------  -------
Kmart Corporation........  100       189      187     199      141      149
S&P 500 Index............  100       124      154     101      119      115
Retail Composite.........  100       122      183     249      314      338

Assumes $100 invested on January 31,  .Kmart Corporation
1996 in the Company's Common Stock,   sS&P 500 Composite Index
S&P 500 Composite Index and S&P       .S&P Retail Stores Composite Index
Retail Stores Composite Index and
that any dividends are reinvested.

                   PROPOSAL 2 -- RATIFICATION OF APPOINTMENT
                          OF INDEPENDENT ACCOUNTANTS

  Subject to stockholder ratification, the firm of PricewaterhouseCoopers LLP has been appointed by the Board of Directors as independent accountants to audit the Company's books and records for fiscal 2001, upon recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                       PROPOSAL 3 -- STOCKHOLDER PROPOSAL

   Mercy Health Services and Trinity Health, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, which states that they own 4,600 shares of Common Stock and the Servants of Jesus, 9965 Marilyn Road, Reese, Michigan 48757, which states that it owns 5,000 shares of Common Stock, have notified the Company of their intention to present the following resolution for action at the Annual Meeting of Stockholders. The text of the resolution and the supporting statement submitted by the proponents are as follows:

   "WHEREAS:

   Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

   The integrity, utility, and comparability of environmental disclosure depend on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

   The Coalition for Environmentally Responsible Economies (CERES)--a ten-year partnership between large investors, environmental groups, and corporations-- has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative (GRI). The GRI Guidelines for standardizing environmental disclosure worldwide were pilot tested by 20 companies last year.

   Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standard for environmental reporting. That standard is set by the endorsing companies together with CERES.

   The CERES Principles and CERES Report have been adopted by leading firms in various industries: American Airlines, Arizona Public Service, Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, Ford, General Motors, Interface, ITT Industries, Northeast Utilities, Pennsylvania Power and Light, Polaroid, and Sun Company.

   We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston Massachusetts 02116, (617) 247-0700/www.ceres.org).

   RESOLVED:

   Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

Stockholders' Supporting Statement

   Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance are indicators of prudent foresight exercised by management.

   Given investors' needs for credible information about a firm's environmental performance, and given the number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse those Principles if it wishes to demonstrate its seriousness about superior environmental performance. Furthermore, we believe that endorsing the CERES Principles will lead to improved stakeholder relations and data tracking systems and enable Kmart to effectively manage particular environmental issues, such as in mercury in thermometers, contract labor health and safety, and facility siting.

   Your vote FOR this resolution serves the best interests of our Company and its shareholders."

Kmart Response

   The Board of Directors Opposes Adoption of Proposal 3.

   The Company is committed to the fundamental objectives and philosophy of the CERES Principles and is dedicated to operating its business in an environmentally responsible manner. The Company has instituted company-wide recycling and energy conservation programs and continually explores ways to implement specific initiatives which result in positive environmental effects. Currently, the Company is reviewing with its suppliers the possibility of using chlorine-free paper products.

   The Company has carefully reviewed the CERES principles, but has concluded that it should not formally endorse them. The CERES Principles are, in our judgment, not appropriate for a retail business such as the Company. Furthermore, the CERES Principles, we believe, are vague and offer little meaningful guidance as to appropriate environmental policies and procedures. The Board of Directors does not believe that it is appropriate to endorse principles that do not improve the Company's ability to conduct its business in an environmentally responsible manner.

   Endorsing the CERES Principles will impose unnecessary costs on the Company by requiring the Company to prepare an annual report in accordance with the CERES Principles and pay an annual fee to CERES. The Company will continue to conduct business in an environmentally responsible manner and believes that this is best accomplished without endorsing the CERES Principles. Endorsement of the CERES Principles would increase the costs of the Company's environmental initiatives without meaningfully enhancing its environmental policies and procedures.

   For these reasons the Board of Directors believes that endorsement of the CERES Principles would not be in the best interests of the Company and its stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

                       PROPOSAL 4 -- STOCKHOLDER PROPOSAL

   Aaron M. Epstein, 13455 Ventura Boulevard, #209, Sherman Oaks, California 91423-6122, who states that he owns 1,250 shares of Common Stock, Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas 78704-4322, which states that they own 500 shares of Common Stock, the New York City Teachers' Retirement System, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, which states that they own 516,600 shares of Common Stock, and the Connecticut Retirement Plans and Trust Fund, State of Connecticut, Office of Treasurer, 55 Elm Street, Hartford, Connecticut 06106-1773, which states that they own 92,500 shares of Common Stock, have notified the Company of their intention to present the following resolution for action at the Annual Meeting of Stockholders. The text of the resolution and the supporting statement submitted by the proponents are as follows:

   "Whereas: Consumers and shareholders continue to be seriously concerned about whether abusive working conditions and absence of a living wage exist in facilities where the products they buy are produced or assembled.

   Three-quarters of the US consumers surveyed would avoid shopping at a retailer that they knew sold garments made in sweatshops. An overwhelming 86% of those surveyed would pay a 5% mark-up to ensure decent working conditions. ("The Consumer and Sweatshops," Marymount University Survey, November, 1999).

   Students have persuaded their universities to adopt codes requiring that clothing sold in university stores is made under humane conditions. (Business Week, 5/3/99).

   Nearly half the global workforce involved in producing textiles, garments and shoes are women and wage inequalities are their universal lot. (International Labor Organization, 10/16/00).

   Our company purchased goods produced in countries like China where human rights abuses and unfair labor practices have been well documented. (U.S. State Department's "China Country Report on Human Rights Practices--1999").

   Reports that suppliers are exploiting workers may damage our company's reputation and generate a consumer backlash. Our company should demonstrate enforcement of its standards by developing independent monitoring programs with local, respected and independent religious, human rights and labor groups. To be credible, the process of monitoring and verification must be transparent, with the contents of compliance reports made public.

   To improve the quality of life of workers who make its products, our company should implement ongoing wage adjustments, ensuring that workers have a sustainable living wage.

   And rather than terminating contracts Kmart should establish incentives to encourage its suppliers and vendors to raise labor standards.

   Resolved: Request the Board of Directors to:

  1. Amend the Kmart Buying Policy and standard purchase contracts to reflect full adoption of the principles defined by the International Labor Organization (ILO). ("Declaration on Fundamental Principles and Rights at Work and its Follow-up").

  2. Establish an independent monitoring process that assesses adherence to these conventions and,

  3. Report annually on adherence to the amended Policy through an independent and transparent process, the first such report to be completed by January 2002.

Stockholders' Supporting Statement

  1. All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98).

  2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135).

  3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111).

  4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Convention 29 and 105).

  5. There shall be no use of child labor (ILO Convention 138)."

Kmart Response

   The Board of Directors Opposes Adoption of Proposal 4.

   The Company believes that it has a responsibility to purchase from suppliers who provide acceptable workplace conditions and wages. The Company has zero tolerance for any supplier's use of forced, convict or illegal child labor, as well as for the failure by suppliers to implement key wage, benefit and health and safety practices in accordance with local law. The Company has initiated two programs to ensure that its suppliers conform with these principles.

   The Company has adopted and distributed to its suppliers a Vendor Workplace Code of Conduct. The Vendor Workplace Code of Conduct was developed in cooperation with the United States Department of Labor and incorporates the following principles:

  . Suppliers and their subcontractors must comply with laws and regulations regarding:

    -- Child labor

    -- Wages and hours

    -- Anti-discrimination

  . All suppliers' and their subcontractors' employees must be:

    -- Voluntary

    -- Non-prison labor

    -- Treated with respect

   Kmart requires its suppliers to agree in writing to comply with the Vendor Workplace Code of Conduct, and the terms of the Code are incorporated by reference in the Company's standard form purchase orders.

   In addition, since 1997 the Company has initiated a third party monitoring program with Cal Safety Compliance Corporation. Cal Safety has been involved in workplace compliance monitoring for over eight years and serves over 350 companies worldwide. The Company's compliance program is designed to: (i) inspect the production facilities used to produce goods purchased by Kmart;
(ii) educate suppliers and their subcontractors regarding applicable laws and the provisions of the Vendor Workplace Code of Conduct; (iii) enforce the suppliers' and their subcontractors' compliance with applicable employee protection and other laws and/or the Code; (iv) reinspect and re-educate factories with violations; and (v) assess and collect back wages found due in domestic production factories. Over 3,900 on-site inspections of various workplaces throughout the world were carried out by Cal Safety and the Company's internal quality assurance and compliance staff during 2000.

   The Company's Vendor Workplace Code of Conduct and its enforcement through Cal Safety and the Company's own internal staff provide a very effective means of ensuring that workers producing the products sold by the Company work in fair and healthy environments and are treated ethically. The Board of Directors believes the Company's policies and practices comport with the goals expressed by the International Labor Organization principles and that the additional time and money spent complying with the International Labor Organization principles would be duplicative and not in the best interest of the Company and its stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                              CORPORATE GOVERNANCE

Guidelines on Significant Corporate Governance Issues

   These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines and not rigid rules. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will occur from time to time.

Selection and Composition of the Board

1. Board Membership Criteria

   The Committee on Directors and Corporate Governance periodically reviews (at least annually) the mix of skills, experience levels and backgrounds of present and potential Board members in light of anticipated needs.

2. Selection and Orientation

   The Committee on Directors and Corporate Governance reviews qualifications of potential candidates and recommends director nominees to the full Board. The Committee on Directors and Corporate Governance may receive suggestions for candidates from individual Board members, including the CEO, as well as from stockholders of the Company. The Committee on Directors and Corporate Governance has adopted a policy regarding factors to be considered in selecting director nominees which include: the nominee's intelligence, judgment, foresight, personal character, experience and achievements; the overall composition of the Board; having a majority of independent directors on the Board; and representation of a diversity of backgrounds and expertise which are most needed and beneficial to the Board and the Company.

3. Extending the Invitation to a Potential Director to Join the Board

   The invitation to join the Board should be extended by the Board itself or by the Chairman of the Committee on Directors and Corporate Governance.

Board Leadership

4. Selection of Chairman and CEO

   The Board should be free to make this choice any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

5. Lead Director Concept

   The Company has no "lead outside director." If a meeting of outside directors concerns a Committee matter, the Committee chairperson would normally chair the meeting. Any member of the Board may act to convene the Board as necessary or desirable in the event the CEO is incapacitated.

6. Size of Board

   As of the date of the 2001 Annual Meeting, there will be 10 Kmart Board members. Management, the Board and the Committee on Directors and Corporate Governance have indicated that a size of 10-13 members is about right.

7. Mix of Inside and Outside Directors

   On matters of corporate governance, the practice is to involve the full Board. The CEO is currently the only member of management on the Board. As of the date of the 2001 Annual Meeting, there will be 9 outside directors. There is no By-Law on the number of outside directors on the Board; however, the By-Laws limit membership on the Audit Committee, Compensation and Incentives Committee, Finance Committee and Committee on Directors and Corporate Governance to outside directors only (Article IV, Sections 2, 3, 4 and 5).

8. Board Definition of What Constitutes Independence for Outside Directors

   The Committee on Directors and Corporate Governance has adopted the following definition of "independent director" for purposes of evaluating director nominees: a director who is outside of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Board member including, without limitation, any relationship that involves payments to a director from the Company other than compensation for services as a director. Audit Committee members are appointed in accordance with the independence standards set forth in the New York Stock Exchange rules.

9. Directors Who Change Their Present Job Responsibilities

   The Board has adopted a policy that any director who has a significant change in occupation, retires from principal employment or is unavailable for active participation due to health, change of residence or similar reason (except for short duration) shall submit an offer of resignation from the Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Committee on Directors and Corporate Governance.

10. Term Limits

   The Board has adopted a policy that, unless it is determined in a particular instance that a longer tenure is in the best interests of the Board or the
Company: (1) no outside director shall be nominated for re-election after having served four 3-year terms (disregarding partial terms), (2) no director shall be nominated for re-election at an annual stockholders meeting coinciding with or next following his or her 70th birthday and (3) inside directors (other than the CEO) shall retire on the date of their retirement or termination of employment.

   In 1999, because five directors would be scheduled to retire in 2001 under applicable tenure policies, the Board has determined that it is in the best interests of the Board and the Company to waive these policies with respect to Messrs. Davis and Flannery for at least one year.

11. Retirement Age

   Outside directors generally retire at the Annual Meeting following their 70th birthday.

12. Board Compensation Review

   The Company's Executive Vice President of Human Resources monitors director compensation in relation to other large U.S. companies on an ongoing basis and advises the Compensation and Incentives Committee if changes in the Company's director compensation program are appropriate. The Committee is also assisted as needed by an independent compensation consultant. Changes in director compensation are approved by the Board, upon recommendation of the Compensation and Incentives Committee.

13. Executive Sessions of Outside Directors

   Outside directors meet separately, or with the CEO, from time to time, as determined by the outside directors and/or CEO. This includes an evaluation of CEO performance at least annually.

14. Assessing the Board's Performance

   The Board regularly surveys its members to assess the Board's contribution as a whole and to specifically review areas in which the Board and/or management believes a better contribution could be made. The purpose is to increase the effectiveness of the Board, not to target individual Board members.

15. Board Interaction with Institutional Investors, the Press, Customers, etc.

   The Board believes that management generally should speak for the Company. While individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Kmart, it is expected that Board members would do this with the knowledge of management and, in most instances, at the request of management.

Board Relationship to Senior Management

16. Regular Attendance of Non-Directors at Board Meetings

   The General Counsel and/or the Secretary are the only non-directors present at each Board meeting for its duration. The officers who compose the Senior Management Executive Committee attend all meetings for operational, financial and related presentations. Other officers attend on an invitation basis for presentations or other purposes.

17. Board Access to Senior Management

   Board members have complete access to Kmart management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the Company and that such contact, if in writing, be copied to the CEO. Furthermore, the Board encourages management to, from time to time, bring managers into Board Meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or
(b) represent managers with future potential that senior management believes should be given exposure to the Board.

Meeting Procedures

18. Selection of Agenda Items for Board Meetings

   The CEO, in consultation with other Board members or members of management, establishes the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda.

19. Board Materials Distributed in Advance

   It is the sense of the Board that information and data that is important to the Board's understanding of the business be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

20. Board Presentations

   As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to put on paper, the presentation will be discussed at the meeting.

Committee Matters

21. Number of Committees

   There are currently five standing Board committees: Audit, Compensation and Incentives, Executive, Finance, and Directors and Corporate Governance. The Board may form, merge or dissolve a Committee as the Board determines, depending on circumstances.

22. Committee Assignment and Rotation

   The Board has adopted a three year tenure policy for Committee chairpersons unless it is determined in a particular instance that a longer tenure is in the best interests of the Board or the Company. Committee assignments are evaluated and rotated as appropriate at five year intervals or sooner if there is a change in Board membership. Under the Company's By-Laws, membership on the Audit, Compensation and Incentives, Finance, and Directors and Corporate Governance Committees is limited to outside directors only. All Committee changes are approved by the Board, upon recommendation of the Committee on Directors and Corporate Governance.

23. Frequency and Length of Committee Meetings

   Committee meetings are normally held on the day preceding, or the morning of, each regularly scheduled Board meeting. Committee meetings are scheduled a year in advance. Changes to the schedule are made as needed by the Committee chairperson in consultation with appropriate members of management.

24. Committee Agenda

   The chairperson of the Committee in consultation with the appropriate members of management will develop the Committee's agenda. A preliminary annual schedule of Committee agenda subjects is issued each year. The final agenda is set by the Committee chairperson in consultation with appropriate members of management prior to each meeting.

25. Audit Committee

   The Audit Committee operates pursuant to a charter, which sets forth the responsibilities and procedures that the Audit Committee must follow. The Audit Committee charter is set forth in Appendix A to this Proxy Statement.

Leadership Development

26. Formal Evaluation of the Chief Executive Officer

   The Compensation and Incentives Committee has adopted a policy of reviewing the CEO's annual compensation and performance evaluation with all outside directors. The outside directors then meet with the CEO to discuss the evaluation. The evaluation is based on criteria such as performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation is used by the Compensation and Incentives Committee in the course of its deliberations when considering the compensation of the CEO.

27. Succession Planning

   The CEO meets annually with the outside directors to report on succession planning.

28. Management Development

   The CEO meets annually with the outside directors to report on management development.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

   The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, including any proposal which was omitted in accordance with federal securities laws, it is the intention of the persons named in the enclosed Proxy Card to vote such proxy in accordance with their judgment on such matters.

   No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

   The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph, telex or Internet and by directors, officers and regular employees of the Company. The Company has retained D. F. King to assist in the distribution of proxy solicitation materials at a cost of approximately $9,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners.

   Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Secretary of the Company on or before December 5, 2001 to be considered for inclusion in the proxy materials for that Meeting. In addition, the By-Laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter or any director nomination to be properly presented at a stockholders meeting. Specifically, proposals of stockholders intended to be presented at the 2002 Annual Meeting (other than stockholder proposals set forth in the Company's proxy statement) must be received by the Secretary of the Company on or before February 14, 2002 unless the meeting is not held within eight days of May 15, 2002. In the latter case, if less than 100 days notice or public disclosure of the Annual Meeting date is given, the proposal must be received by the Secretary not later than the tenth day following the date notice or public disclosure of the Meeting date is given to stockholders.

   A copy of the Company's 2000 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Investor Relations, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

                                                                      APPENDIX A

                                   CHARTER OF
                              THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                              OF KMART CORPORATION

Background

   This document sets forth the Audit Committee's responsibilities and how they are being carried out and has been approved by the Board of Directors. The Audit Committee will review and update this Charter annually to reassess its adequacy.

Mission

   The Audit Committee is an independent committee of the Board of Directors whose primary duty is to assist the Board of Directors in fulfilling its oversight responsibilities by regularly reviewing, and reporting on and making recommendations to the Board regarding, the financial information which will be publicly disseminated, the systems of internal controls which management has established, the Company's audit process and the performance of the independent accountants.

Authority

   Article IV, Section 3 of the Company's By-Laws, duly adopted by the Board of Directors as permitted by applicable Michigan law, establishes the Board Audit Committee.

Membership

   The Audit Committee shall meet the requirements of the New York Stock
Exchange.

   The Audit Committee shall consist of at least three directors, none of whom shall be an officer of the Company or any of its subsidiaries. One member shall serve as Committee Chair.

   The Committee and Chair shall be appointed by, and their term of membership shall be at the discretion of, the Board of Directors.

   No Committee member shall have a relationship with the Company that might interfere with the exercise of his or her independence from management and the Company.

Meetings / Procedures

   The Audit Committee will normally hold four regular meetings per year and such additional meetings as the Chair of the Committee deems necessary.

   The Committee's primary liaison with Company management will be the senior Audit Services executive, who will brief the Committee Chair in advance on all matters to be covered at Committee meetings, will designate a secretary to keep minutes of Committee meetings and will undertake follow-up actions by management at the Committee's direction.

   Committee meetings will be led by the Committee Chair or his/her designee, using an agenda and support materials distributed to Committee members in advance of Committee meetings.

   Committee meetings will be attended by the senior Audit Services executive and any members of management or other persons requested to provide pertinent information.

   The Audit Committee shall be given full and unrestricted access to all personnel, records, operations, properties and other information sources of the Company, as required to discharge its responsibilities.

   The Committee may engage independent consultants or experts as it sees fit and may commit to the expenditure of reasonable sums to support such activities.

   An annual work plan shall be developed outlining the business to be discussed at Committee meetings during the upcoming year.

Responsibilities

   The Committee will keep minutes of its proceedings, and all action of the Committee shall be reported at the next meeting of the Board of Directors. Recommendations will be made to the Board regarding matters for which full Board approval is necessary or desirable. The responsibilities of the Audit Committee shall include the following:

  Financial Statements

  . In consultation with management, the independent accountants and Audit
    Services, monitor the integrity of the financial reporting process including the review of audit findings and any significant suggestions for improvements provided to management by the independent accountants.

  . Inquire of the existence and substance of any significant accounting accruals, reserves or other estimates made by management having a material impact on the financial statements.

  . Evaluate significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

  . Discuss with management and the independent accountants their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

  . Review with the Company's Counsel any legal matters that could have a significant impact on the Company's financial statements.

  . Review with management and the independent accountants drafts of SEC periodic reports, and in particular, determine that the quarterly and annual reporting and management discussion and analysis processes are adequate to ensure proper reporting and adequate disclosure of any unusual material items and changes in accounting policy. The Chair of the Committee, or other Committee member designated by the Chair, may represent the entire Committee for purposes of this review.

  Independent Accountants

  . Annually recommend to the Board for its approval the selection of the independent accountants and the conditions of their appointment and their audit compensation; review the scope and monitor the results of the audit plan and the independent accountants' non-audit compensation; evaluate the performance of the independent accountants; review and monitor the maintenance of the independent accountants' independence; and approve any discharge and replacement of the independent accountants.

  . Instruct the independent accountants that they are accountable to the Board of Directors and the Audit Committee.

  . Provide opportunity for the independent accountants to be available to the Board of Directors.

  . Review the coordinated activities of Audit Services and the independent accountants to monitor the adequacy of audit coverage and to maximize the cost effectiveness of the total audit resource.

  Audit Services

  . Review and concur in the appointment, replacement, reassignment or discharge of the senior Audit Services executive.

  . Review and evaluate the results of Audit Services activities for the year including evaluating the organizational structure, independence, objectivity and qualifications of the Audit Services staff.

  . Review the scope of the Audit Services work plan for the year.

  Other

  . Inquire of management, the senior Audit Services executive and the independent accountants regarding significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

  . Evaluate the adequacy, effectiveness and efficiency of Audit Services and the Company's internal systems, financial and operating controls.

  . Both provide and receive direct and unrestricted access to management, the Board of Directors, Audit Services and the independent accountants to ensure a climate and a process in which any concerns can be dealt with in a timely and effective manner.

  . Review management's monitoring of compliance with the Company's Code of Conduct.

  . Review and approve the Committee report included in the Company proxy statement.

  . Perform other duties as prescribed by the Board of Directors.

Evaluating Committee Performance

   The Audit Committee shall, as determined by the Chair, periodically evaluate the Committee's performance and report the results to the Board of Directors.

                               ----------------

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                                     ADMISSION TICKET
                                                            TO
                                                    KMART CORPORATION
                                                      ANNUAL MEETING
                                                     OF STOCKHOLDERS
                                                       May 15, 2001


                            - CUT AND DETACH HERE -
--------------------------------------------------------------------------------

      Detroit Opera House
      1526 Broadway
      Detroit, Michigan 48226
      10:00 A.M., Tuesday, May 15, 2001


      Stockholder parking will
      be made available at no
      charge at the following
      parking structures upon
      submission of this
      parking voucher. (See map
      above.)                                             STOCKHOLDER

                                                            PARKING
      .Detroit Opera House Garage                           VOUCHER
      1426 Broadway

      .Grand Circus Park Underground Garage
      Woodward at Adams


                                                                      3440-PS-01
[LOGO OF KMART]

[LOGO OF KMART] (R)

        DIRECTIONS TO KMART CORPORATION ANNUAL MEETING OF STOCKHOLDERS


Detroit Opera House
1526 Broadway
Detroit, Michigan 48226
10:00 A.M., E.T., Tuesday, May 15, 2001

--------------------------------------------------
Stockholder parking will be made available at no
charge at the following parking structures upon
submission of the parking voucher on the back of
the proxy statement. (See map at right.)
                                                               [MAP]
 . Detroit Opera House Garage                             Enter meeting via the
  1426 Broadway                                          Madison Avenue entrance
                                                         to Detroit Opera House.
 . Grand Circus Park Underground Garage
  Woodward at Adams

--------------------------------------------------


            THE ANNUAL MEETING ADMISSION TICKET AND PARKING VOUCHER
                    ARE ON THE BACK OF THE PROXY STATEMENT


--------------------------------------------------------------------------------


                               KMART CORPORATION
         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 15,2001

         -------------------------------------------------------------

     The signer(s) hereby appoint Charles C. Conaway and James E. Defebaugh, or either of them, with power of substitution in each, to act as proxies to vote all Kmart Corporation common stock which the signer(s) would be entitled to vote at the Annual Meeting of Stockholders to be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan 48226, on Tuesday, May 15, 2001 at 10:00 A.M., E.T., and at all adjournments thereof, on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before such Meeting. If this card is signed and returned, or response is by phone or Internet, without voting instructions, the shares represented by this Proxy will be voted FOR Proposals 1 and 2 and voted AGAINST Proposals 3 and 4.

     Participants in the Kmart Retirement Savings and Deferred Compensation and Restoration Plans may vote their proportionate share of Kmart Corporation common stock in each plan by signing and returning this card or by voting by phone or Internet. If this card is signed and returned, or response is by phone or Internet, without voting instructions, the shares represented by this Proxy will be voted by each Plan trustee as indicated in the preceding paragraph. If this card is not returned or is returned unsigned, or the shares are not voted by phone or Internet, the shares will be voted by each Plan trustee in the same proportion as the shares for which voting instructions are received from other participants in each of the Plans.

         This proxy is solicited on behalf of the Board of Directors.

                             THANK YOU FOR VOTING
-----------------------
PLEASE SEE REVERSE SIDE
-----------------------

[LOGO OF KMART](R)

c/o Proxy Services
P.O. Box 9398
Boston, MA 02205-9398

                         VOTE BY TELEPHONE OR INTERNET
   QUICK, EASY, COST-EFFECTIVE. AVAILABLE 24 HOURS A DAY, 7 DAYS/WEEK UNTIL
                          10 A.M., E.T., MAY 15, 2001

You may vote your Proxy 24 hours a day, 7 days a week, using either touch-tone telephone or Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY PHONE:      CALL TOLL-FREE VIA TOUCH-TONE TELEPHONE 1-877-PRX-VOTE (1-
-------------       877-779-8683) OR CALL COLLECT VIA TOUCH-TONE TELEPHONE
                    1-201-536-8073. You will be asked to enter the 14-digit
                    Control Number located above your name and address in the lower left of this form. Then simply follow the instructions.

                                      OR

VOTE BY INTERNET:   POINT YOUR BROWSER TO THE WEB ADDRESS:
----------------    http://www.eproxyvote.com/km You will be asked to enter the
                    14- digit Control Number located above your name and address in the lower left of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future materials via Internet.

                                      OR

VOTE BY MAIL:       Simply mark, sign and date your Proxy Card and return it in
------------        the enclosed postage-paid envelope.

                     RECEIVE FUTURE MATERIALS VIA INTERNET

You may elect to receive future proxy and other materials via Internet if you have an e-mail account and Internet access. To take advantage of this offer, please access http://www.econsent.com/km and then simply follow the instructions. You will be asked to enter the 9-digit Account Number located in the second group of numbers appearing in the lower left of this form, just beneath the perforation line. Your consent will remain in effect unless it is withdrawn by calling, writing or e-mailing the Transfer Agent, EquiServe, at 1-800-336-6981; P.O. Box 43016, Providence, RI 02940-3016; or
http://www.equiserve.com.

                                                                                                               Detach
                     If you are voting by telephone or Internet, please do not mail back your Proxy Card.       Here
------------------------------------------------------------------------------------------------------------------------------------
[X] Please mark
    votes as in
    this example.


                                                                                         The Board of Directors recommends
      The Board of Directors recommends a vote FOR Proposals 1 and 2.                    a vote AGAINST Proposals 3 and 4.
------------------------------------------------------------------------------------------------------------------------------------
                                  WITHHOLD
1. Election of Directors  FOR     FROM ALL  Proposal 2:              FOR  AGAINST  ABSTAIN   Proposal 3:      FOR   AGAINST  ABSTAIN
 (01) Lilyan H. Affinito  [__]      [__]    Ratification of          [__]   [__]     [__]    Endorsement of   [__]   [__]      [__]
 (02) Richard G. Cline                      Independent Accountants                          CERES Principles
 (03) Charles C. Conaway
 (04) Willie D. Davis                                                                        Proposal 4:      [__]   [__]      [__]
 (05) Joseph P. Flannery                                                                     Vendor Standards
 (06) Richard J. Statuto                                                                     Proposal

 -------------------------------------------
 If you do not wish your shares to be voted
 "FOR" a particular nominee, write the
 nominee(s) name above. Your shares will be
 voted for the remaining nominee(s).
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               If You Plan To Attend Meeting,  [__]
                                                                                               Mark Here

                                                                                               For Change Of Address Mark Here [__]
                                                                                               And Note At Left.

                                                                                          ------------------------------------------

                                                                                     Receipt is hereby acknowledged of the Kmart
                                                                                     Notice of Meeting and Proxy Statement.
                                                                                     IMPORTANT: Please sign exactly as your name or
                                                                                     names appear on this Proxy. Where shares are
                                                                                     held jointly, both holders should sign. When
                                                                                     signing as attorney, executor, administrator,
                                                                                     trustee or guardian, please give your full
                                                                                     title as such. If the holder is a corporation,
                                                                                     execute in full corporate name by authorized
                                                                                     officer.


Signature----------------------------  Date ---------------- Signature --------------------------------- Date ----------------------
                                          Please Sign This Proxy as Name(s) Appear Above.